UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Dear Stockholder,
Juniper delivered strong financial results in 2010 driven by solid execution across the business. We ended the year with significant customer momentum as we enter 2011. We remain committed to driving a multi-year growth strategy for the company and our stockholders. The foundation of that growth strategy is a deep commitment to our innovation agenda and to our vision for the new network.
It is an exciting time to be focused on the network. The network is at the core of how people communicate, socialize, share information, consume content and conduct commerce. The network is at the core of how businesses operate, engage with customers, and enable partners. In fact, the world is becoming more dependent on the network across every dimension of society today. The explosion of mobile devices, including smartphones, tablets, netbooks, and notebooks, is opening up access and empowering people in every part of the world. The explosion of data and services delivered over the network is driving a new computing model called Cloud Computing.
These two market trends, cloud computing and the mobile Internet, lie at the center of our vision for the new network. These are the most significant market trends today and they will define the next decade. Cloud computing and the mobile Internet are expanding the addressable market for networking and creating significant opportunity for innovation. All of this plays to the strengths of Juniper.
It is a dynamic time in the networking industry and a very exciting time for Juniper.
The mobile Internet and cloud computing create demand for new innovation in the network to support the massive growth in users, traffic, and data center resources. The new network is our strategy to address these needs, with fresh architectural approaches, innovative new products, and a focus on opening up our software platform, Junos®, to a broad ecosystem of innovation partners.
The new network transforms the economics for our customers and the experiences they are able to deliver to their users. This is central to our innovation mission and our value proposition for customers.
We delivered many new innovative products in 2010 that support the new network. Our MobileNext software is engineered to support the massive growth in smartphones and tablets connected to the network. Our QFabric™ technology improves the economics while unleashing massive scale and performance in cloud computing data centers. Our Junos Pulse software now provides robust security across a range of devices including iPhones, iPads, Android devices, Windows devices, and many other smartphones and tablets that are becoming so popular today. We have innovated in our core routers with a Converged Supercore that integrates optical technology in new ways for customers. Our Junos Space software has a growing set of users and many more third-party innovators who are creating new solutions for customers. We strengthened our switching portfolio with the addition of WiFi offerings.

All of these milestones demonstrate our commitment to building a new network and provide concrete proof that we are executing against a powerful vision.
Over the past year, we have expanded our systems portfolio, we moved up the stack with software, we set the foundation for our future, and we executed against a clear and differentiated strategy.
What does this mean for our stockholders? Simply stated, it means growth.
Our addressable market is large and growing. Juniper is innovating. Innovation drives our growth in our addressable market and creates opportunities in new markets. All of this focuses on our vision for a new network that transforms the economics and experiences for our customers.
We are playing offense and as we drive momentum into 2011 and beyond, we will continue to invest in research and development to create value— both customer value and stockholder value. We are capturing that value through investments in sales and marketing capabilities and our go-to-market partners. These investments support our multi-year growth strategy which positions Juniper to grow faster than the market and deliver on our vision for the new network.
It is a dynamic time in the network industry and an exciting time for Juniper. We thank all of our stockholders for your continued interest and support of Juniper.

/s/ Kevin Johnson Kevin Johnson Chief Executive Officer	/s/ Pradeep Sindhu Pradeep Sindhu Chief Technology Officer, Vice Chairman